Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160235 and 333-161857 on Form S-3 and Registration Statement Nos. 333-169296, 333-169295, 333-02245, 333-42010, 333-50809, 333-86846, 333-78102, 333-151763, 333-197890 and 333-217676 on Form S-8 of our reports dated December 20, 2017, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries, and the effectiveness of Photronics, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Photronics, Inc. for the year ended October 29, 2017.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December 20, 2017